SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: July 25, 2005

ZONES, INC.
(Exact name of Registrant as Specified in its Charter)

WASHINGTON	0-28488	91-1431894
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1102 15th Street SW, Suite 102, Auburn, Washington 98001-6509
(Address of Principal Administrative Offices)

Registrant’s Telephone Number, Including Area Code:  (253) 205-3000

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Click the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01   Entry into a Material Definitive Agreement.

On July 25, 2005, at a meeting of the Board of Directors (the “Board”) of Zones, Inc. (the “Zones” or the “Company”), the Board approved certain amendments to the executive compensation for Christina Corley and Patrick Sean Hobday.

Zones amended its employment agreement with Christina Corley, effective July 25, 2005. Ms. Corley will receive quarterly the greater of $43,750 or her calculated bonus under the Executive Vice President Incentive Program as filed on Form 8-K on May 10, 2005. Ms. Corley’s employment agreement will expire on March 31, 2006. The text of the amended employment agreement is furnished as Exhibit 99.1.

Pursuant to Ms. Corley’s amended employment agreement, the Board of Directors awarded a $43,750 bonus for her efforts during the quarter ended June 30, 2005.

The Board amended Mr. Hobday’s compensation to include a monthly automobile allowance up to $2,300 per month, subject to periodic adjustment by the Company’s Compensation Committee.

Lastly, on July 25, 2005, in connection with the appointment of Kenneth Kirkpatrick to the Board of Directors, Mr. Kirkpatrick signed the Company’s standard form of director indemnification agreement.

Item 2.02.   Results of Operations and Financial Condition.

On July 25, 2005, Zones, Inc. issued a press release announcing its second quarter 2005 results of operations. A copy of the press release is furnished as Exhibit 99.2.

The information disclosed under this Item 2.02, including Exhibit 99.2 hereto, shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

5.02(d) Election of Directors
On July 25, 2005, the Board of Zones, upon the recommendation of the Board’s Nominating and Corporate Governance Committee, voted to amend Zones’ Bylaws to increase the size of the Board from five members to six members. The Board filled the vacancy created by such increase by voting to elect Kenneth Kirkpatrick as a new director to serve until the 2006 annual meeting of the shareholders of Zones or until his successor is elected and qualified or his earlier resignation or removal. Mr. Kirkpatrick was also appointed to serve as a member of the Audit Committee and the Compensation Committee.

Kirkpatrick is the President of U.S. Bank for Washington State. Kirkpatrick is a 34-year veteran at US Bank, previously serving as President of Washington Commercial Banking and prior to that, Executive Vice President and Manger of the East King County Commercial Banking Office. He is the Board Chair of the US Bank Washington State Advisory Board of Directors and is a member of the Board of Directors of the Federal Reserve Bank, San Francisco, Seattle Branch.

Kirkpatrick holds a bachelor’s degree in Finance from the University of Washington and has completed programs at Kellogg Executive program at Northwestern University and the Pacific Coast Banking School at the University of Washington.

Kirkpatrick is actively involved in the Seattle-area community. He is a board member of Junior Achievement of Washington, Cabinet Chair for the 2005-2006 King County United Way Campaign, Chairman of the Pacific Coast Banking School Board and Chair of the ArtsFund Board.

Mr. Kirkpatrick accepted a non-statutory stock option to purchase 30,000 shares of common stock in the Zones, Inc. 2003 Equity Incentive Plan. The option has an exercise price of $4.38 per share, which represents the last sale price per share of Common Stock as reported on the Nasdaq National Market on July 25, 2005, the date of grant. The option has a ten year term and becomes exercisable immediately and is exercisable until its term expires.

Item 5.03.   Amendments to Articles of Incorporation or Bylaws

On July 25, 2005, in connection with the appointment of Kenneth Kirkpatrick to the Board, the Board of Directors of the Company amended the Bylaws to increase the number of directors from five to six. The text of the amendment is furnished as Exhibit 99.3.

Item 8.01.   Other Events

Increase in Buyback Authorization
On July 25, 2005, the Board of Directors has approved a continuation of its stock repurchase program. Under the plan as continued, the Company may repurchase up to $3.0 million in shares of the Company’s common stock over the next twelve months in either open market or private transactions at prevailing market prices. The exact timing and amount of purchases will depend on market prices.

The Company issued a press release announcing the continuation of its stock repurchase program. A copy of the press release is furnished as Exhibit 99.4.

Item 9.01.   Financial Statements and Exhibits.

Exhibit 99.1, Text of the Amendment to Christina Corley’s Employment Agreement.
Exhibit 99.2, Press release dated July 25, 2005, announcing second quarter 2005 earnings.
Exhibit 99.3, Text of the Amendment to the Amended and Restated Bylaws.
Exhibit 99.4, Press release dated July 28, 2005, announcing the continuation of the Company’s stock repurchase agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONES, INC.

Dated: July 29, 2005	/s/ RONALD P. MCFADDEN

By: Ronald P. McFadden Its: Secretary and Chief Financial Officer

EXHIBIT INDEX

EXHIBIT No.	DESCRIPTION

99.1	Test of Amendment to Christina Corley’s Employment Agreement
99.2	Press Release, dated July 25, 2005
99.3	Text of the Amendment to the Amended and Restated Bylaws
99.4	Press Release, dated July 28, 2005